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                      FOR FURTHER INFORMATION:

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NEWS
FOR IMMEDIATE RELEASE:

June 23, 1998                      CONTACTS:

                                   At Exten Industries, Inc.
                                   W. Gerald Newmin, President
                                   Barbara Corbett,
                                   Marketing Mgr.
                                   (619) 578-9784
                                   After hours:
                                   (619) 455-7205, 423-3737






Farrest Loper Joins Exten Industries Board

SAN DIEGO--(BW HealthWire)--June 23, 1998--W. Gerald Newmin, chairman and chief executive officer of Exten Industries Inc., announced that Farrest Loper has joined the board of directors. The board vacancy was due to the unfortunate recent passing of William Hoelscher.

Mr. Newmin said, ``We welcome Farrest's unique blend of entrepreneurial and start-up vision and his Fortune 500 trouble-shooting background to our board at this exciting time in our growth.''

For the past seven years Loper has been president of Loper & Associates, a firm providing executive strategic management services, specializing in turnarounds and growth acceleration. The firm consults to distribution, manufacturing and service firms. They also consult to capital-providing firms, for whom they provide business valuation and due diligence services. As president of Loper & Associates, Loper has served as president and CEO of T-Systems International, Stripping Technologies, and Ponsor Corp.
In the early 90s, Loper was vice president/GM of Wavetek's San Diego Operations, and president of AiResearch Tucson, an Allied Signal aerospace company. For the prior 14 years he held senior executive engineering, manufacturing and marketing posts with Honeywell.

Loper's education includes an MBA update at Harvard Business School and a Master of Science in Engineering Administration from the University of South Florida. He has served on non-profit and corporate boards in the United States, Mexico, Europe and Australia. He is an adjunct professor for MBA courses in strategic management at National University and the University of Phoenix.

Exten Industries Inc. is a publicly traded company listed on the Over the Counter Bulletin Board (symbol EXTI). Through its subsidiary, Xenogenics, the company is developing a bio-artificial liver device to perform the equivalent of kidney dialysis for liver patients. The device is currently in the early phases of testing at Loyola University Medical Center in Chicago. Headquarters are at 9625 Black Mountain Rd., Ste. 218,
San Diego, CA 92126-4564.

For more information call the contacts listed or e-mail at extixeno@aol.com. Exten's website address is http://www.exten.com. This news release contains forward-looking statements based on the company's expectations that are subject to a number of risks and uncertainties which can be beyond the company's control.